Exhibit 4.74

Execution Copy

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the 20th of December, 2019, by and among Brooge Holdings Limited, a Cayman Islands exempted company (including any successor entity thereto, the “Company”), and the undersigned parties listed under Investor on the signature page hereto and their respective successors and permitted assigns (each, an “Investor” and collectively, the “Investors”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (defined below).

WHEREAS, Twelve Seas Investment Company, a Cayman Islands exempted company (“12 Seas”), Twelve Seas Sponsors I LLC (“Sponsor”), Gregory Stoupnitsky (“Stoupnitsky”), Suneel G Kaji (“Kaji” and collectively with Sponsor and Stoupnitsky, the “Initial Shareholders”) and EarlyBirdCapital. Inc., a Delaware corporation (“EarlyBird”), are parties to that certain Registration Rights Agreement, dated as of June 19, 2018 (the “Original Agreement”), pursuant to which 12 Seas granted certain registration rights to the Iniitial Shareholders and EarlyBird with respect to the 12 Seas’ securities;

WHEREAS, on April 15, 2019, (i) the Company, (ii) 12 Seas, (iii) Brooge Merger Sub Limited, Cayman Islands exempted company and a wholly-owned subsidiary of the Company (“Merger Sub”), and (iv) Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of the Fujairah Free Zone, UAE (“BPGIC”), entered into that certain Business Combination Agreement, pursuant to which BPGIC Holdings Limited, a Cayman Islands exempted company (“Seller”), also become a party thereafter pursuant to the Assignment and Joinder to Business Combination Agreement dated as of November 19, 2019 (as assignee of Brooge Petroleum and Gas Investment Company (BPGIC) PLC, a company formed under the laws of England and Wales, which became a party to the Business Combination Agreement pursuant to a Joinder to Business Combination Agreement dated as of May 10, 2019) (as amended prior to the date hereof, including by the foregoing joinders and by the First Amendment to Business Combination Agreement, dated as of September 16, 2019, and as it may be amended after the date hereof, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, subject to the terms and conditions thereof, among other matters, upon the consummation of the transactions contemplated thereby (the “Closing”), (i) 12 Seas will merge with and into Merger Sub, with 12 Seas continuing as the surviving entity and a wholly-owned subsidiary of the Company, and with holders of 12 Seas’ securities receiving substantially equivalent securities of the Company (the “Merger”), and (ii) the Company will acquire all of the issued and outstanding capital shares of BPGIC from Seller in exchange for ordinary shares of the Company, with BPGIC becoming a wholly-owned subsidiary of the Company;

WHEREAS, the parties hereto desire to amend and restate the Original Agreement in its entirety to add the Company as a party to thereto and to revise the terms hereof in order to reflect the transactions contemplated by the Business Combination Agreement, including the issuance of the ordinary shares of the Company and the warrants of the Company thereunder, and for certain other matters as set forth herein; and

WHEREAS, pursuant to Section 6.7 of the Original Agreement, the Original Agreement can be amended with the written consent of 12 Seas and the holders of a majority of the Registrable Securities (as defined in the Original Agreement) at the time in question, which must include the consent of EarlyBird.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“12 Seas” is defined in the recitals to this Agreement.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“BPGIC” is defined in the recitals to this Agreement.

“BPGIC Registration Rights Agreement” means that certain Registration Rights Agreement by and between the Company and Seller, to be entered into in connection with the consummation of the transactions contemplated by the Business Combination Agreement.

“BPGIC Securities” means those securities included in the definition of “Registrable Securities” specified in the BPGIC Registration Rights Agreement.

“Business Combination” means the acquisition of direct or indirect ownership through a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar type of transaction, of one or more businesses or entities having a collective fair market value of at least 80% of the balance in 12 Seas’ trust account at the time of the execution of a definitive agreement for such transaction.

“Business Combination Agreement” is defined in the recitals to this Agreement.

“Closing” is defined in the recitals to this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Company” is defined in the preamble to this Agreement, and shall include the Company’s successors by merger, acquisition, reorganization or otherwise.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Dispute” is defined in Section 6.9.

“EarlyBird” is defined in the recitals to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Founder Share Escrow Agreement” means the Share Escrow Agreement, dated as of June 19, 2018 (as amended, including by the Amendment to Share Escrow Agreement on December 20, 2019), by and among 12 Seas, the Company, the Initial Shareholders and Continental Stock Transfer & Trust Company, as escrow agent.

“ICC” means the International Chamber of Commerce Arbitration or any successor entity conducting arbitrations.

“ICC Procedures” is defined in Section 6.9.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Initial Shareholder Escrow Agreement” means the Initial Shareholder Escrow Agreement, dated as of December 20, 2019, as amended, by and among the Company, the Initial Shareholders and Continental Stock Transfer & Trust Company, as escrow agent.

“Initial Shareholders” is defined in the recitals to this Agreement.

“Initial Shares” means the outstanding Ordinary Shares of the Company issued or issuable in the Merger in exchange for the ordinary shares of 12 Seas that were issued by 12 Seas prior to the consummation of the IPO, and includes any warrants, share capital or other securities of the Company or successor entity issued as a dividend or other distribution with respect to or in exchange for or in replacement of the foregoing securities.

“Investor(s)” is defined in the preamble to this Agreement, and include any transferee of the Registrable Securities (so long as they remain Registrable Securities) of an Investor permitted under this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“IPO” means the initial public offering of 12 Seas.

“Kaji” is defined in the recitals to this Agreement.

“Maximum Number of Shares” is defined in Section 2.1.4.

“Merger” is defined in the recitals to this Agreement.

“Merger Sub” is defined in the recitals to this Agreement.

“Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of the Company, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Original Agreement” is defined in the recitals to this Agreement.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Private Securities” means the Ordinary Shares and private warrants of the Company (and the Ordinary Shares underlying such private warrants) issued or issuable in the Merger (including the Ordinary Shares issuable for the 12 Seas’ rights upon the Closing) in exchange for the 529,000 units of 12 Seas that were issued to the Sponsor in a private placement that closed concurrently with the closing of the IPO and the private placement over-allotment units issued thereafter, and includes any warrants, share capital or other securities of the Company or successor entity issued as a dividend or other distribution with respect to or in exchange for or in replacement of the foregoing securities.

“Pro Rata” is defined in Section 2.1.4.

“Register,” “Registered” and “Registration” mean a registration or offering effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) the Initial Shares, (ii) the Private Securities (and all underlying securities), and (iii) the Representative Securities, including any securities held in escrow under the Founder Share Escrow Agreement, the Initial Shareholder Escrow Agreement or other escrow arrangements that an Investor may have with respect to all or a portion of the foregoing securities. Registrable Securities include any warrants, shares of capital stock or other securities of the Company or any successor entity issued as a dividend or other distribution with respect to or in exchange for or in replacement of the foregoing securities. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) the Registrable Securities are freely saleable under Rule 144 without volume limitations. Notwithstanding anything to the contrary contained herein, a Person shall be deemed to be an “Investor holding Registrable Securities” (or words to that effect) under this Agreement only if they are an Investor or a permitted transferee of the applicable Registrable Securities (so long as they remain Registrable Securities) of any Investor permitted under this Agreement, the Founder Share Escrow Agreement and the Initial Shareholder Escrow Agreement.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale or resale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, including all amendments thereto (other than a registration statement on Form S-4, F-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Release Date” means with respect to any applicable Initial Shares, the date on which such Initial Shares are disbursed from escrow pursuant to Section 3 of the Founder Share Escrow Agreement and, if applicable, Section 5 of the Initial Shareholder Escrow Agreement; provided that with respect to the Initial Shares transferred to the escrow account under the Initial Shareholder Escrow Agreement, such Initial Shares shall instead have a Release Date of the date that such Initial Shares are released from escrow to the Initial Shareholders (or their assignees) under the Initial Shareholder Escrow Agreement if later than the date that they would have otherwise been disbursed under the Founder Share Escrow Agreement.

“Representative Securities” mean the outstanding Ordinary Shares of the Company issued or issuable in the Merger in exchange for the ordinary shares of 12 Seas that were issued by 12 Seas to EarlyBird or its designees in connection with the IPO, and includes any warrants, share capital or other securities of the Company or successor entity issued as a dividend or other distribution with respect to or in exchange for or in replacement of the foregoing securities.

“Resolution Period” is defined in Section 6.9.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Seller” is defined in the recitals to this Agreement.

“Short Form Registration” is defined in Section 2.3.

“Sponsor” is defined in the recitals to this Agreement.

“Stoupnitsky” is defined in the recitals to this Agreement.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to Sections 2.4 and 3.5, at any time and from time to time on or after (i) the Closing Date with respect to the Registrable Securities other than Initial Shares or (ii) the Release Date with respect to Registrable Securities that are Initial Shares (or, solely with respect to Initial Shares that are subject to the Founder Share Escrow Agreement, but not the Initial Shareholder Escrow Agreement, if earlier than the Release Date, ten (10) months after the Closing Date), Investors holding a majority-in-interest of the Registrable Securities then issued and outstanding (for the avoidance of any doubt, any Registrable Securities held in escrow under the terms of the Founder Share Escrow Agreement or the Initial Shareholder Escrow Agreement shall be counted towards any majority-in-interest determination on behalf of the Investors under this Agreement) may make a written demand for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. Within thirty (30) days following receipt of any request for a Demand Registration, the Company will notify all other Investors holding Registrable Securities of the demand, and each Investor holding Registrable Securities who wishes to include all or a portion of such Investor’s Registrable Securities in the Demand Registration (each such Investor including Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the Investor of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of two (2) Demand Registrations under this Section 2.1.1 in respect of all Registrable Securities. Notwithstanding anything in this Section 2.1 to the contrary, the Company shall not be obligated to effect a Demand Registration, (i) if a Piggy-Back Registration had been available to the Demanding Holder(s) within the one hundred twenty (120) days preceding the date of request for the Demand Registration, including because the Company has sent a notice under Section 2.2.1 that it proposes to file a Registration Statement for an offering for a capital raise on behalf of the Company, (ii) within sixty (60) days after the effective date of a previous registration effected with respect to the Registrable Securities pursuant this Section 2.1 or (iii) during any period (not to exceed one hundred eighty (180) days) following the closing of the completion of an offering of securities by the Company if such Demand Registration would cause the Company to breach a “lock-up” or similar provision contained in the underwriting agreement for such offering.

2.1.2 Effective Registration. A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations in all material respects under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3 Offering. If a majority-in-interest of the Demanding Holders so elect and advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall either be in the form of an underwritten offering or a non-underwritten offering. In the case of a form of underwritten offering, then the right of any Demanding Holder to include its Registrable Securities in such registration shall be conditioned upon such Demanding Holder’s participation in such underwriting and the inclusion of such Demanding Holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the Investors initiating the Demand Registration. Any Underwriter or Underwriters selected hereunder shall be at the sole and absolute discretion of the Company.

2.1.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering, in good faith, advises the Company and the Demanding Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders desire to sell, taken together with all other Ordinary Shares or other securities which the Company desires to sell and the Ordinary Shares or other securities, if any, as to which registration by the Company has been requested pursuant to written contractual piggy-back registration rights held by other security holders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders, and the BPGIC Securities for the account of any Persons who have exercised demand registration rights pursuant to the BPGIC Registration Rights Agreement during the period under which the Demand Registration hereunder is ongoing (all pro rata in accordance with the number of securities that each applicable Person has requested be included in such registration, regardless of the number of securities held by each such Person (as long as they do not request to include more securities than they own) (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Investors as to which registration has been requested pursuant to Section 2.2 and the BPGIC Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the BPGIC Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii) and (iii), the Ordinary Shares or other equity securities for the account of other Persons that the Company is obligated to register pursuant to written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Shares. In the event that Company securities that are convertible into Ordinary Shares are included in the offering, the calculations under this Section 2.1.4 shall include such Company securities on an as-converted to Ordinary Share basis. Notwithstanding anything to the contrary herein, in the event that an offering under a Demand Registration is not underwritten, but the Company’s board of directors reasonably determines in good faith that the dollar amount or number of Registrable Securities which the Demanding Holders desire to sell, taken together with all other Ordinary Shares or other securities which the Company desires to sell and the Ordinary Shares or other securities, if any, as to which registration by the Company has been requested pursuant to written contractual piggy-back registration rights held by other security holders of the Company who desire to sell, exceeds the Maximum Number of Shares, then the number of securities include in such registration shall be reduced in the same priority as underwritten offerings under this Section 2.1.4.

2.1.5 Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any offering or sale (whether underwritten or otherwise) or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration in such event, then such registration shall not count as a Demand Registration provided for in Section 2.1.

2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. Subject to Sections 2.4 and 3.5, if at any time on or after the Closing Date, the Company proposes to file a Registration Statement under the Securities Act with respect to the registration of or an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for security holders of the Company for their account (or by the Company and by security holders of the Company including pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing security holders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to Investors holding Registrable Securities as soon as practicable but in no event less than ten (10) Business Days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such registration or offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to Investors holding Registrable Securities in such notice the opportunity to register the sale of such number of Registrable Securities as such Investors may request in writing within five (5) Business Days following receipt of such notice (a “Piggy-Back Registration”). To the extent permitted by applicable securities laws with respect to such registration by the Company or another demanding security holder, the Company shall use its best efforts to cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All Investors holding Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises, in good faith, the Company and Investors holding Registrable Securities proposing to distribute their Registrable Securities through such Piggy-Back Registration in writing that the dollar amount or number of Ordinary Shares or other Company securities which the Company desires to sell, taken together with the Ordinary Shares or other Company securities, if any, as to which registration has been demanded pursuant to written contractual arrangements with Persons other than the Investors holding Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the Ordinary Shares or other Company securities, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other security holders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(a) If the registration is undertaken for the Company’s account: (i) first, the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the BPGIC Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the BPGIC Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Shares; and (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Shares;

(b) If the registration is a “demand” registration undertaken at the demand of Demanding Holders pursuant to Section 2.1: (i) first, the Ordinary Shares or other securities for the account of the Demanding Holders that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the BPGIC Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the BPGIC Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii) and (iii), the Ordinary Shares or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Shares;

(c) If the registration is a “demand” registration undertaken at the demand of holders of BPGIC Securities under the BPGIC Registration Rights Agreement: (i) first, the BPGIC Securities for the account of the demanding holders, Pro Rata among such holders based on the number of BPGIC Securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the BPGIC Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the BPGIC Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii) and (iii), the Ordinary Shares or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Shares; and

(d) If the registration is a “demand” registration undertaken at the demand of Persons other than either Demanding Holders under Section 2.1 or the holders of BPGIC Securities exercising demand registration rights under the BPGIC Registration Rights Agreement: (i) first, the Ordinary Shares or other securities for the account of the demanding Persons that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; ((iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the BPGIC Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the BPGIC Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii) and (iii), the Ordinary Shares or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Shares.

In the event that Company securities that are convertible into Ordinary Shares are included in the offering, the calculations under this Section 2.2.2 shall include such Company securities on an as-converted to Ordinary Share basis. Notwithstanding anything to the contrary above, to the extent that the registration of an Investor’s Registrable Securities would prevent the Company or the demanding shareholders from effecting such registration and offering, such Investor shall not be permitted to exercise Piggy Back Registration rights with respect to such registration and offering. Notwithstanding anything to the contrary herein, in the event that an offering pursuant to a Piggy-Back Registration is not underwritten, but the Company’s board of directors reasonably determines in good faith that the dollar amount or number of Registrable Securities which the Investors desire to sell, taken together with all other Ordinary Shares or other securities which the Company desires to sell and the Ordinary Shares or other securities, if any, as to which registration by the Company has been requested pursuant to written contractual piggy-back registration rights held by other security holders of the Company who desire to sell, exceeds the Maximum Number of Shares, then the number of securities include in such registration shall be reduced in the same priority as underwritten offerings under this Section 2.2.2.

2.2.3 Withdrawal. Any Investor holding Registrable Securities may elect to withdraw such Investor’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by Persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement without any liability to the applicable Investor, subject to the next sentence and the provisions of Section 4. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred in connection with such Piggy-Back Registration as provided in Section 3.3 (subject to the limitations set forth therein) by Investors holding Registrable Securities that requested to have their Registrable Securities included in such Piggy-Back Registration.

2.2.4 Unlimited Piggy-Back Registration Rights.  For purposes of clarity, any registration effected pursuant to Section 2.2 hereof shall not be counted as a registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Short Form Registrations. After the Closing Date, subject to Section 2.4, Investors holding Registrable Securities may at any time and from time to time, request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 or F-3 or any similar short-form registration which may be available at such time (“Short Form Registration”); provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other Investors holding Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such Investors’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities, if any, of any other Investors joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Short Form Registration is not available to the Company for such offering; or (ii) if Investors holding Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $2,000,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

2.4 Restriction of Offerings. Notwithstanding anything to the contrary contained in this Agreement (except as set forth in clause (ii) of the first sentence of Section 2.1.1 with respect to Initial Shares that are subject to the Founder Share Escrow Agreement, but not the Initial Shareholder Escrow Agreement), the Company shall not be obligated to effect, or to take any action to effect, any registration (including any Demand Registration or Piggy-Back Registration) pursuant to this Section 2 with respect to any Registrable Securities that are escrow shares while they are held in the escrow accounts in accordance with the Founder Share Escrow Agreement Amendment or the Initial Shareholder Escrow Agreement and not yet distributed to the Investors.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. The Company shall use its best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable efforts to cause such Registration Statement to become effective and use its reasonable efforts to keep it effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to thirty (30) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to Investors requesting to include their Registrable Securities in such registration a certificate signed by the Chairman, Chief Executive Officer or Chief Financial Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time or the filing would require premature disclosure of material information which is not in the interests of the Company to disclose at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than twice in any 365-day period in respect of a Demand Registration hereunder.

3.1.2 Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to Investors holding Registrable Securities included in such registration, and such Investors’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as Investors holding Registrable Securities included in such registration or legal counsel for any such Investors may request in order to facilitate the disposition of the Registrable Securities owned by such Investors.

3.1.3 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn or until such time as the Registrable Securities cease to be Registrable Securities as defined by this Agreement.

3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than five (5) Business Days after such filing, notify Investors holding Registrable Securities included in such Registration Statement of such filing, and shall further notify such Investors promptly and confirm such advice in writing in all events within five (5) Business Days after the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to Investors holding Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to Investors holding Registrable Securities included in such Registration Statement and to the legal counsel for any such Investors, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Investors and legal counsel with a reasonable opportunity to review such documents and comment thereon; provided that such Investors and their legal counsel must provide any comments promptly (and in any event within five (5) Business Days) after receipt of such documents. Notwithstanding the aforementioned, the Company shall be able to file a Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference; provided, however, where such Investors holding a majority-in-interest of the Registrable Securities included in such Registration Statement or their legal counsel shall object in good faith, the Company must first, in good faith, reasonably consult with such Investors and their legal counsel prior to any such filing, to address any concerns; and provided further that any resultant failure to file shall not be a breach of the Company’s obligations under this Agreement.

3.1.5 State Securities Laws Compliance. The Company shall use its reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as Investors holding Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable Investors holding Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or take any action which it would be subject to general service of process or to taxation in any such jurisdiction where it is not then otherwise subject.

3.1.6 Agreements for Disposition. Only to the extent required by the underwriting agreement or similar agreements, the Company shall enter into reasonable customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Investors holding Registrable Securities included in such Registration Statement. No Investor holding Registrable Securities included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Investor’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Investor’s material agreements and organizational documents, and with respect to written information relating to such Investor that such Investor has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7 Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall reasonably cooperate in any offering of Registrable Securities hereunder, which cooperation shall include the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8 Records. The Company shall make available for inspection by Investors holding Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Investor holding Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement, provided that the Company may require execution of a reasonable confidentiality agreement prior to sharing any such information.

3.1.9 Opinions and Comfort Letters. The Company shall request its counsel and accountants to provide customary legal opinions and customary comfort letters, to the extent so reasonably required by any underwriting agreement.

3.1.10 Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders if reasonably required, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11 Listing. The Company shall use its reasonable best efforts to cause all Registrable Securities that are Ordinary Shares (or convertible into Ordinary Shares) included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated (for the avoidance of doubt, Registrable Securities that are convertible into Ordinary Shares will only be required to be listed if such convertible securities themselves are then listed) or, if no such similar securities are then listed or designated, in a manner satisfactory to Investors holding a majority-in-interest of the Registrable Securities included in such registration.

3.1.12 Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $10,000,000, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on a Short Form Registration pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each Investor holding Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Investor receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such Investor will deliver to the Company all copies, other than permanent file copies then in such Investor’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses. Subject to Section 4, the Company shall bear all reasonable costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on a Short Form Registration effected pursuant to Section 2.3, and all reasonable expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration; and (ix) the reasonable fees and expenses (up to a maximum of $15,000 in the aggregate in connection with such Registration) of one legal counsel selected by Investors holding a majority-in-interest of the Registrable Securities included in such Registration for such legal counsel’s review, comment and finalization of the proposed Registration Statement and other relevant documents. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling security holders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of securities each is selling in such offering.

3.4 Information. Investors holding Registrable Securities included in any Registration Statement shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of such Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the obligation to comply with federal and applicable state securities laws. Investors selling Registrable Securities in any offering must provide all questionnaires, powers of attorney, custody agreements, stock powers, and other documentation reasonably requested by the Company or the managing Underwriter.

3.5 Limitations on Registration Rights. Notwithstanding anything herein to the contrary, (i) an Investor holding Representative Securities may not exercise its rights under Sections 2.1 and 2.2 hereunder after five (5) and seven (7) years after the effective date of the Registration Statement relating to the IPO, respectively, and (ii) Investors holding Representative Securities may not exercise their rights under Section 2.1 with respect to Representative Securities more than one time.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. Subject to Section 4.5 and the provisions of this Section 4.1 below, the Company agrees to indemnify and hold harmless each Investor, and each Investor’s officers, employees, affiliates, directors, partners, members, attorneys and agents, and each Person, if any, who controls an Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; (provided, however, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned); and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case, to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such Investor Indemnified Party expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each Person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Investors Holding Registrable Securities. Subject to Section 4.5 and the provisions of this Section 4.2 below, each Investor selling Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Investor, indemnify and hold harmless the Company, each of its directors and officers and each Underwriter (if any), and each other selling holder and each other Person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Investor expressly for use therein (provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the indemnifying Investor, such consent not to be unreasonably withheld, delayed or conditioned),, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling Investor’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Investor.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any Person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (acting reasonably), consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

 4.4.1 Subject to Section 4.5, if the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 Subject to Section 4.5, the parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 Subject to Section 4.5, the amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Investor holding Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Investor from the sale of Registrable Securities which gave rise to such contribution obligation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

4.5 Limitation of Liability. Notwithstanding anything under the terms of this Agreement, including this Section 4, any liability an Investor or the Company may have for any expenses, losses, judgments, claims, damages, liabilities, actions pursuant to the terms of this Agreement shall be against the Investor itself or the Company, as an entity only, respectively, and the following Persons shall have no liability whatsoever, and be subject to no Actions, to the maximum extent allowable under applicable Law: (a) officers, directors, managers, employees, representatives, or contractors of the Investor or the Company; (b) officers, directors, managers, employees, representatives or contractors of any Affiliate or related party of the Investor or the Company, including any of their respective direct or indirect investors; and (c) any Affiliate or related party of the Investor or the Company, including any direct or indirect investors (but for the avoidance of any doubt, in each case of clauses (a) through (c), excluding the relevant Investor or the Company, respectively).

5. RULE 144.

5.1 Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as Investors holding Registrable Securities may reasonably request, all to the extent required from time to time to enable such Investors to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule 144 may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6. MISCELLANEOUS.

6.1 Other Registration Rights. The Company represents and warrants that as of the date of this Agreement, no Person, other than the holders of (i) the Registrable Securities and (ii) BPGIC Securities, has any right to require the Company to register any of the Company’s share capital for sale or to include the Company’s share capital in any registration filed by the Company for the sale of share capital for its own account or for the account of any other Person.

6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part, unless the Company first provides Investors holding Registrable Securities at least ten (10) Business Days prior written notice; provided that no assignment or delegation by the Company will relieve the Company of its obligations under this Agreement unless Investors holding a majority-in-interest of the Registrable Securities provide their prior written consent, which consent must not be unreasonably withheld, delayed or conditioned. This Agreement and the rights, duties and obligations of Investors holding Registrable Securities hereunder may be freely assigned or delegated by such Investor in conjunction with and to the extent of any transfer of Registrable Securities by such Investor which is permitted by the Founder Share Escrow Agreement or the Initial Shareholder Escrow Agreement. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Investors or of any assignee of the Investors. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

6.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

c/o Brooge Petroleum And Gas Investment Company FZE
P.O. Box 50170
Fujairah, United Arab Emirates
Attn: Nicolaas Paardenkooper
Telephone No.: +971-56-284-2828
Email: nico.paardenkooper@bpgic.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP
599 Lexington Avenue

New York, NY 10022
Attn: Robert S. Matlin, Esq.
Facsimile No.: (212) 536-3901
Telephone No.: (212) 536-3900
Email: Robert.Matlin@klgates.com

If to an Investor, to: the address set forth below such Investor’s name on Exhibit A hereto.

6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.5 Entire Agreement. This Agreement (together with the Business Combination Agreement, the Founder Share Escrow Agreement and the Initial Shareholder Escrow Agreement to the extent incorporated herein, and including all agreements entered into pursuant hereto or thereto or referenced herein or therein and all certificates and instruments delivered pursuant hereto or thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, relating to the subject matter hereof, including the Original Agreement; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any other Ancillary Document or the rights or obligations of the parties under the BPGIC Registration Rights Agreement. This Agreement supersedes the Original Agreement in its entirety, and upon the effectiveness of this Agreement, the Original Agreement shall no longer have any force or effect.

6.6 Interpretation. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

6.7 Amendments; Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written agreement or consent of the Company and Investors holding a majority-in-interest of the Registrable Securities; provided, that any amendment or waiver of this Agreement which affects an Investor in a manner materially and adversely disproportionate to other Investors will also require the consent of such Investor. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.8 Remedies Cumulative. In the event a party fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the other parties may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.9  Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 6.9) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this this Section 6.9. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing rules and procedures (including any expedited procedures) of the ICC (the “ICC Procedures”). Any party involved in such Dispute may submit the Dispute to the ICC to commence the proceedings after the Resolution Period. To the extent that the ICC Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the ICC promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the ICC and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party subject to the Dispute to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s) and providing injunctive and other equitable relief; provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in London, United Kingdom. The language of the arbitration shall be English.

6.10  Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof.

6.11  WAIVER OF TRIAL BY JURY. WITHOUT DEROGATING FROM THE AGREEMENT TO ARBITRATE IN SECTION 6.9, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE INVESTORS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

6.12 Termination of Business Combination Agreement. This Agreement shall be binding upon each party upon such party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. In the event that the Business Combination Agreement is validly terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void and be of no further force or effect, and the parties shall have no obligations hereunder, and the Original Agreement shall automatically be reinstated and become in full force and effect in accordance with its terms as in effect prior to the execution and delivery of this Agreement by the parties hereto without any further action of the parties hereunder.

6.13 Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile or pdf or other electronic document transmission), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

BROOGE HOLDINGS LIMITED

By:	/s/ Meclomen Maramot
Name:	Meclomen Maramot
Title:	Director

INVESTORS:

TWELVE SEAS SPONSORS I LLC

By:	/s/ Bryant Edwards
Name:	Bryant Edwards
Title:	Chief Operating Officer

/s/ Gregory Stoupnitzky
Gregory Stoupnitzky

/s/ Suneel G. Kaji
Suneel G. Kaji

EARLYBIRDCAPITAL, INC.

By:	/s/ Michael Powell
Name:	Michael Powell
Title:	Managing Director

The undersigned hereby consents to the amendment and restatement of the Original Agreement set forth herein, effective as of the date first set forth above:

TWELVE SEAS INVESTMENT COMPANY

By:	/s/ Bryant Edwards
Name:	Bryant Edwards
Title:	Chief Operating Officer